Exhibit 99.1

FOR IMMEDIATE RELEASE

Pep Boys Reports Second Quarter 2011 Results

- Net Earnings Increase to $0.26 per Share -

PHILADELPHIA — September 6, 2011 — The Pep Boys — Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket service and retail chain, today announced results for the thirteen (second quarter) and twenty-six (first half) weeks ended July 30, 2011.

Second Quarter

Sales

Sales for the thirteen weeks ended July 30, 2011 increased by $17.7 million, or 3.5%, to $522.6 million from $504.9 million for the thirteen weeks ended July 31, 2010. Comparable sales decreased 2.0%, including a 0.3% comparable service revenue increase and a 2.5% comparable merchandise sales decrease. In accordance with GAAP, service revenue is limited to labor sales, while merchandise sales include merchandise sold through both our service center and retail lines of business. Re-categorizing sales into the respective lines of business from which they are generated, comparable service center revenue (labor plus installed merchandise and tires) decreased 0.7%, while comparable retail sales (DIY and Commercial) decreased 3.1%.

Earnings

Net earnings for the second quarter of fiscal 2011 increased to $13.9 million ($0.26 per share) from $10.6 million ($0.20 per share) recorded in the same period last year.  The 2011 results include, on a pre-tax basis, a $0.4 million asset impairment charge and $1.0 million of acquisition related expenses and benefitted from the release of $3.4 million of state tax valuation allowances. The 2010 results included, on a pre-tax basis, a $2.4 million gain from the disposition of assets and a $1.0 million reversal of an inventory related accrual, partially offset by a $1.0 million asset impairment charge.

First Half

Sales

Sales for the twenty-six weeks ended July 30, 2011 increased by $21.2 million, or 2.1%, to $1,036.1 million from $1,014.9 million for the twenty-six weeks ended July 31, 2010. Comparable sales decreased 1.3%, consisting of a 0.9% comparable service revenue increase and a 1.8% comparable merchandise sales decrease. Re-categorizing sales (see above), comparable service center revenue decreased 0.2%, while comparable retail sales decreased 2.3%.

Earnings

Net earnings for the first half of 2011 increased to $26.3 million ($0.49 per share) from the $22.5 million ($0.43 per share) recorded in the same period last year. The 2011 results include, on a pre-tax basis, a $0.4 million asset impairment charge and $1.3 million of acquisition related expenses and benefitted from the release of $3.4 million of state tax valuation allowances. The 2010 results included, on a pre-tax basis, a $2.5 million gain from the disposition of assets and a $1.0 million reversal of an inventory related accrual, partially offset by a $1.0 million asset impairment charge.

Commentary

“Our profitability continues to improve as we weather the challenging macroeconomic environment of high gas prices and depressed consumer confidence,” commented President & CEO Mike Odell. “Our maintenance and repair services remain stable, allowing us to mostly offset soft tire sales.  Our experience has taught us that customers can only defer their tire purchases for so long, so we have continued our aggressive ‘surround sound’ promotional activity to ensure that Pep Boys remains top of mind for tire customers.”

“Our strategic Service & Tire Center acquisitions are also helping the bottom line,” Mike continued.   “In their first full quarter of operations under Pep Boys, the 85 Big 10 stores were accretive to earnings.  And our organic Service & Tire Center sales continue to ramp up along their three-year maturity curve.  As they achieve this maturity, they will also begin to contribute to earnings.”

“In the second quarter, we amended and restated our revolving credit agreement to reduce its interest rate by 75 basis points and to extend its maturity to July 2016. Coupled with greater operating cash flow achieved through ever-improving vendor payables leverage, we remain well positioned to pursue our growth strategy,” added CFO Ray Arthur.

Since 1921, Pep Boys has been the nation’s leading automotive aftermarket chain. With more than 7,000 service bays in more than 700 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair. Customers can find the nearest location by calling 1-800-PEP-BOYS (1-800-737-2697) or by visiting http://www.pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The word “guidance,” “expect,” “anticipate,” “estimates,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investors have an opportunity to listen to the Company’s quarterly conference calls discussing its results and related matters. The call for the second quarter will be broadcast live on Wednesday, September 7 at 8:30 a.m. ET over the Internet at the Vcall website, located at http://www.investorcalendar.com. To listen to the call live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Supplemental financial information will be available the morning of September 7 on Pep Boys’ website at http://www.pepboys.com. In addition, Pep Boys’ investor presentation, also available at http://www.pepboys.com, has been updated to reflect the Company’s year-to-date results.

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Investor Contact:

Mike Melia

(215) 430-9459

Email: investorrelations@pepboys.com

Media Contact:

Regina M. Tracy

(215) 430-9081

Email: mediarelations@pepboys.com

Pep Boys Financial Highlights

Thirteen Weeks Ended	July 30, 2011	July 31, 2010

Total revenues	$522,594,000	$504,855,000

Net earnings	$13,943,000	$10,598,000

Basic earnings per share:
Average shares	52,952,000	52,682,000

Basic earnings per share:	$0.26	$0.20

Diluted earnings per share:
Average shares	53,649,000	53,129,000

Diluted earnings per share:	$0.26	$0.20

Twenty-Six weeks ended	July 30, 2011	July 31, 2010

Total revenues	$1,036,134,000	$1,014,888,000

Net earnings	$26,311,000	$22,548,000

Basic earnings per share:
Average shares	52,901,000	52,609,000

Basic earnings per share:	$0.49	$0.43

Diluted earnings per share:
Average shares	53,592,000	53,035,000

Diluted earnings per share:	$0.49	$0.43